AUDITORS’ CONSENT

We have read the Joint Information Circular of Radius Explorations Ltd. (the “Company”) and PilaGold Inc. dated April 30, 2004 related to the Company’s proposed amalgamation of the Company with PilaGold Inc.  We have complied with Canadian generally accepted standards for an auditor’s involvement with such documents.

We consent to the use in the above-mentioned filing statement of our report to the shareholders of Radius Explorations Ltd. on the consolidated balance sheet of the Company as at December 31, 2003 and the consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2003.  Our report is dated April 16, 2004, except for Note 12 for which the date is April 30, 2004.

Vancouver Canada	“Amisano Hanson”
April 30, 2004	Chartered Accountants

 DAVIDSON & COMPANY      Chartered Accountants          A Partnership of Incorporated Professionals

AUDITORS' CONSENT

We have read the Joint Information Circular of Radius Explorations Ltd. (the "Company") dated April 30, 2004 relating to the Company's proposed amalgamation of the Company with PilaGold Inc.  We have complied with Canadian generally accepted standards for an auditor's involvement with such documents.

We consent to the use in the above mentioned Joint Information Circular of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2002 and 2001 and the statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2002 and 2001.  Our report is dated April 17, 2003.

"DAVIDSON & COMPANY"

Vancouver, Canada	Chartered Accountants

April 30, 2004

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947  Fax (604) 687-6172